NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces the Upcoming Retirement of Victor T. Adamo
BIRMINGHAM, AL–(PRNEWSWIRE)–April 2, 2013–ProAssurance Corporation (NYSE:PRA) announced today that Vice-Chairman Victor T. Adamo has informed the Board of Directors of ProAssurance that he will not stand for reelection to the Board due to his planned retirement in the second quarter of this year. As a result, Mr. Adamo will no longer serve as an executive officer of the company upon completion of his current Board term on May 22, 2013.

Mr. Adamo has served ProAssurance and its predecessor companies for 28 years in a variety of executive leadership roles and was instrumental in the 2001 merger of Medical Assurance, Inc., and Professionals Group, Inc., which formed ProAssurance.

“Vic has provided ProAssurance with extraordinary leadership and inspiration in the 12 years since our merger,” said W. Stancil Starnes, the Chairman and CEO of ProAssurance. Starnes went on to say, “The founding vision for ProAssurance was the creation of an insurer with a broad national scope that retained a strong focus on locally delivered customer services, all backed by superior financial strength. Vic has worked tirelessly to help us maintain these founding goals while expanding the footprint of ProAssurance and achieving a position of leadership in our industry. We are deeply grateful to him.”

Mr. Adamo, reflecting on his years with ProAssurance, and with Professionals Group before that, said , “I am very proud of assisting the organization to grow and assume a position of industry leadership while maintaining our commitment to customer service, employee development, and return for our shareholders. As I look back on my career, my fondest memories are the personal connections I have been privileged to make with my fellow employees, insureds, board members, and the many people outside of ProAssurance with whom I have been able to work. I appreciate the opportunity that ProAssurance has providedfor me to have a very fulfilling career.”

Mr. Adamo began his professional career as a judicial law clerk for the Michigan Supreme Court followed by private law practice in Detroit after earning an undergraduate degree from the University of Michigan and his law degree from New York University School of Law. He joined Physicians Insurance Company of Michigan (PICOM) in 1985 after representing the company for a number of years. He led PICOM through a growth phase that saw it expand into the Midwest and Florida and become Professionals Group before ultimately merging into ProAssurance.

Mr. Adamo is on the Board of Directors of the Physician Insurers Association of America (PIAA). He also has been an active leader in various civic and charitable organizations in both Michigan and Alabama.

About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurance company with extensive expertise in medical professional liability, products liability for life sciences and the medical technology industry and legal professional liability. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past six years and is consistently ranked as a top performing property casualty insurer in Moody’s Yearly Statistical Handbook. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

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